Exhibit 10.8

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated April 3, 2017, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and (“Grantee”).

WHEREAS, the Grantee is a recipient of a 2017 Restricted Stock Unit Grant (“Award”) under the Company’s Peabody Energy Corporation 2017 Incentive Plan, as amended from time to time (the “Plan,” and such award, the “ Award”);

WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;

WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;

WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have recipients of Awards subject to reasonable restrictive covenants;

WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.

1.    Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of the Grantee’s receipt of the Award.

2.    The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.

a.    While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information.

b.    At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.

c.    Notwithstanding the foregoing paragraphs, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court Order.

3.    In consideration of the Company’s obligations under the Restricted Stock Unit Agreement (the “Agreement”), Grantee agrees that while employed by the Company and for a period of one year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries.

4.    In consideration of the Company’s obligations under the Agreement, Grantee agrees that while employed by the Company and for a period of one year thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5.    For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6.    Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. Grantee understands that nothing in this section or this RCA limits Grantee’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.

7.    Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

8.    Grantee agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that a court enjoins Grantee from any activity prohibited by this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Award, cancel and recoup any portion of the Award already paid to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto, and obtain and injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.

9.    No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of an Award breaches some or all of the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.

10.    This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect, except, should the Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between the Grantee and Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. This RCA is binding on Grantee and the Company, and our respective successors, assigns and representatives.

11.    Because of Company’s and Grantee’s substantial contacts with the State of Missouri, the fact that Company’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this RCA are resolved on a uniform basis, and Company’s making and execution of this Agreement in Missouri, the parties agree that the RCA shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this RCA shall be the federal and state courts located in Missouri. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Grantee to enforce in any court any judgment obtained in Missouri federal or state court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION
By:
Its:

Grantee
Name

5